Exhibit 14.4

Consent of independent accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of National Grid Transco plc (File numbers 333-33094, 333-65968, 333-97249, 333-103768 and 333-107727) of our report dated May 17, 2004 relating to the consolidated financial statements of Compañía Inversora en Transmisión Eléctrica Citelec S.A., which is incorporated in National Grid Transco plc Annual Report on Form 20-F.

Price Waterhouse & Co.

by /s/ Miguel A. Urus (Partner)

     Miguel A. Urus

Buenos Aires, Argentina
June 16, 2004